Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                         Management Investment Companies


                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:  811-07505
   Date examination completed: 5/26/00

2. State identification Number:


AL                  AK                  AZ                  AR                  CA                  CO
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CT                  DE                  DC                  FL                  GA                  HI
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ID                  IL                  IN                  IA                  KS                  KY
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LA                  ME                  MD                  MA                  MI                  MN
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MS                  MO                  MT                  NE                  NV                  NH
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NJ                  NM                  NY                  NC                  ND                  OH
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OK                  OR                  PA                  RI                  SC                  SD
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TN                  TX                  UT                  VT                  VA                  WA
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WV                  WI                  WY                  PUERTO RICO
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Other (specify):
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


3.   Exact name of investment company as specified in representation statement:

     American Independence Funds Trust

4. Address of principal executive office (number, street, city, state, zip code):

    3435 STELZER ROAD, COLUMBUS, OHIO 43219-8001  /s/ KPMG LLP